                                 SCHEDULE 14A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
[_]  Definitive Proxy Statement              Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                     RETIX
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

------------------------------------------------------------------------------

[_]  Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement no.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                                 [RETIX LOGO]

                                  ___________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 31, 1998

                                  ___________

To The Shareholders of Retix:

          Notice is hereby given that the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Retix, a California corporation (the "Company"), will be held at 21300 Victory Boulevard, Conference Room C, 1st floor, Woodland Hills, California 91367 on March 31, 1998, at 9:00 a.m., local time, for the following purposes:

          1. To elect the following Class II directors of the Company each to serve for a two-year term: Bruce Brown, Craig W. Johnson and Ralph Ungermann.

          2. To approve the adoption of the Company's 1998 Stock Option Plan, and the reservation of 5,200,000 shares of Common Stock for issuance thereunder.

          3. To approve an amendment to the Company's Articles of Incorporation changing the name of the Company from Retix to Vertel Corporation.

          4. To ratify the appointment of Deloitte & Touche LLP as the independent auditors for the Company for the fiscal year ending January 2, 1999.

          5. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

          The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

          Only shareholders of record at the close of business on February 12, 1998 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

          All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you decide to attend the meeting you may vote in person even if you returned a proxy card.

                                         BY ORDER OF THE BOARD OF DIRECTORS


                                         Craig W. Johnson,
                                         Secretary

Woodland Hills, California
February 27, 1998


   -------------------------------------------------------------------------
                            YOUR VOTE IS IMPORTANT

   In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the envelope provided.
   -------------------------------------------------------------------------

                                 [RETIX LOGO]

                                  ___________

            PROXY STATEMENT FOR 1998 ANNUAL MEETING OF SHAREHOLDERS

                                  ___________

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

          The enclosed Proxy is solicited on behalf of the Board of Directors of Retix (the "Company"), a California corporation, for use at its 1998 Annual Meeting of Shareholders (the "Annual Meeting") to be held Tuesday, March 31, 1998 at 9:00 a.m., local time, or at any postponement or adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at 21300 Victory Boulevard, Conference Room C, 1st floor, Woodland Hills, California 91367. The Company's principal executive offices are located at 21300 Victory Boulevard, Suite 1200, Woodland Hills, California 91367 and the principal telephone number at that location is (818) 227-1400.

          These proxy solicitation materials were mailed on or about February 27, 1998 to all shareholders entitled to vote at the meeting.

REVOCABILITY OF PROXIES

          Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: James Brill, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

          Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. Each share of Common Stock is entitled to one vote, and the Company's Articles of Incorporation provide that there is no cumulative voting for the election of directors.

          Except in certain specific circumstances, the affirmative vote of a majority of shares represented and voting on a particular matter at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute a majority of the required quorum) is required under California law for approval of proposals presented to shareholders. In the case of amendments to the Company's Articles of Incorporation as proposed in Proposal No. 3 below, the affirmative vote of holders of a majority of the Company's Common Stock entitled to vote is required. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors, for the approval of the 1998 Stock Option Plan, to approve the proposed amendment to the Company's Articles of Incorporation to change the name of the Company, for ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as voting with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

          The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, electronic mail, facsimile or telegram. In addition, the Company has retained Skinner & Company to solicit proxies in connection with the 1998 Annual Meeting. The Company has agreed to pay Skinner & Company approximately $3,500 in exchange for such services.

RECORD DATE AND SHARE OWNERSHIP

          Only shareholders of record at the close of business on February 12, 1998 are entitled to notice of and to vote at the meeting. As of February 12, 1998, [24,145,618] shares of the Company's Common Stock were issued and outstanding.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES

          The Company's Board of Directors currently consists of seven persons, including three Class I directors and four Class II directors. Each Class I and Class II director is elected for two year terms, with Class I directors elected in odd-numbered years (e.g., 1999) and the Class II directors elected in even-numbered years (e.g., 1998). Class II Director Neil Hynes has indicated that he does not intend to seek re-election to the Company's Board of Directors at the Annual Meeting for reasons unrelated to the Company and will resign immediately prior to the Annual Meeting. Therefore, immediately prior to the Annual Meeting, the Board of Directors expects to amend the Company's Bylaws, in accordance with the terms thereof, to reduce the number of directors of the Company to six, thereby reducing the number of Class II directors to three. Accordingly, at the Annual Meeting, three Class II directors will be elected.

          The Board of Directors has nominated the three persons named below to serve as Class II directors until the next annual meeting at which Class II directors are elected and until their successors are elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's three nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees for whom the proxy holders will vote will be determined by the proxy holders. Assuming a quorum is present and no additional nominations are made, the three nominees for director receiving the greatest number of votes cast at the Annual Meeting will be elected.

          The names of the nominees for Class II director, and certain information about them as of February 12, 1998, are set forth below:


     NAME OF NOMINEE            AGE   PRINCIPAL OCCUPATION                                             DIRECTOR SINCE
     ---------------            ---   --------------------                                             --------------
     Bruce Brown                 47   President and Chief Executive Officer of the Company                  1997
     Craig W. Johnson            51   Director, Venture Law Group, A Professional Corporation, legal        1993
                                         counsel to the Company
     Ralph Ungermann             56   Chief Executive Officer, First Virtual Corporation                    1997

          Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There is no family relationship between any director or executive officer of the Company.

          Mr. Brown was elected to the position of President and Chief Executive Officer of the Company in fiscal January 1998. Mr. Brown also serves as President and Chief Executive Officer of Vertel Corporation ("Vertel"), the principal operating subsidiary of the Company, a position to which he was elected in November 1995. Mr. Brown joined Vertel in August 1995 and has served as a director of Vertel since October 1995. From October 1995 to December 1996, Mr. Brown also served as Chief Financial Officer of Vertel. Prior to joining Vertel, Mr. Brown served as President of ADC Fibermux Corporation ("Fibermux"), a supplier of fiber optic networking products from July 1993 until August 1995. Prior to his role at Fibermux, Mr. Brown was Executive Vice President, Customer Operations at Ungermann-Bass Networks, Inc. from October 1990 until July 1993. Mr. Brown holds a B.S. degree from Iowa State University and an M.P.A. from Drake University.

          Mr. Johnson has been Secretary of the Company since July 1992, and a director since February 1993. Since January 1995, he has been a Director of Venture Law Group, A Professional Corporation, outside general counsel to the Company, and from February 1993 until January 1995 he was a partner of Venture Law Group (a predecessor entity). Prior to February 1993, he was a member of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, outside general counsel to the Company in 1993. Mr. Johnson is also a director of Collagen Corporation, a biomaterials company.

          Mr. Ungermann is a founder of First Virtual Corporation, an ATM networking company, and has served as its Chief Executive Officer since October 1993. Mr. Ungermann co-founded Ungermann-Bass Networks, Inc. in 1979 and served as its Chief Executive Officer until it was sold to Tandem Computers, Inc. in 1993, which was subsequently acquired by Compaq Computer Corporation in 1997. Mr. Ungermann has also served as a director of Vertel since March 1996. Mr. Ungermann holds a holds a B.S.E.E. from the University of California at Berkeley and a M.S.E.E. from the University of California at Irvine.

CLASS I DIRECTORS

          The names of the Company's Class I directors, and certain information about them as of December 27, 1997, are set forth below:

     NAME OF DIRECTOR           AGE   PRINCIPAL OCCUPATION                                             DIRECTOR SINCE
     ----------------           ---   --------------------                                             --------------
     Jeffrey M. Drazan          39    General Partner, Sierra Ventures, a venture capital firm              1996
     Joe Stephan                53    Former President and Chief Executive Officer of the                   1996
                                         Company
     Gilbert P. Williamson      60    Retired Chairman of the Board of Directors and Chief                  1993
                                         Executive Officer of NCR Corporation

          Except as set forth below, each of the Class I directors has been engaged in his principal occupation set forth above during the past five years.

          Mr. Drazan has been a member of the Board of Directors of the Company since his appointment in January 1996. Mr. Drazan has been a general partner of Sierra Ventures, a venture capital firm, since 1985. Mr. Drazan currently serves as a director of Digital Generation Systems, a multimedia network distribution company and several private companies. Mr. Drazan holds a B.S.E. in Engineering from Princeton University and an M.B.A. from New York University.

          Mr. Stephan served as President and Chief Executive Officer of the Company from September 1995 until December 1997. From July 1995 to September 1995, Mr. Stephan served as a consultant to the Company. Prior to joining the Company, Mr. Stephan served in several executive positions during his 25 years at NCR Corporation, a supplier of computers and other electronic equipment ("NCR"), including Senior Vice President, International from 1993 to 1995, Vice President, Europe Group from 1992 to 1993, Vice President, Corporate Marketing and Strategy Planning from 1991 to 1992 and Vice President, Latin America/Middle East/Africa from 1986 to 1991.

          Mr. Williamson has served as a director of the Company since December 1993. From September 1991 to May 1993 he served as Chairman of the Board of Directors and Chief Executive Officer of NCR. He served as President of NCR from January 1988 until September 1991. Mr. Williamson is also a director of The Santa Cruz Operation, Inc., a supplier of computer software, Roberds, a home electronics and furniture retailer, and Citizens Federal Bancorp, an Ohio-based bank.

BOARD MEETINGS AND COMMITTEES

          The Board of Directors of the Company held a total of twelve meetings during the fiscal year ended December 27, 1997. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

          The Audit Committee of the Board of Directors presently consists of Messrs. Johnson and Williamson. The Audit Committee held five meetings during the last fiscal year, four of which were in conjunction with regular meetings of the Board of Directors. The Audit Committee recommends engagement of the Company's independent auditors, and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

          The Compensation Committee of the Board of Directors presently consists of Messrs. Hynes, Johnson and Williamson and held five formal meetings during the last fiscal year. Upon Mr. Hynes' resignation, Mr. Drazan is expected to join the Compensation Committee. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policy.

          No incumbent director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he serves.

COMPENSATION OF DIRECTORS

          Non-employee members of the Board of Directors are eligible to receive a retainer of $1,750 per quarter and $1,000 per meeting of the Board of Directors attended, and may be reimbursed for costs of attending Board and Committee meetings. In addition, non-employee members of the Board of Directors receive options to purchase shares of the Company's Common Stock pursuant to its 1996 Directors' Stock Option Plan (the "1996 Directors' Plan").

          The 1996 Directors' Plan provides for the grant of nonstatutory options to non-employee directors of the Company at an exercise price not less than fair market value of the Company's Common Stock on the date of grant. Each non-employee director is automatically granted an option to purchase 40,000 shares of Common Stock (the "Initial Option") on the date on which such person first becomes a director, whether through election by the shareholders of the Company or appointment by the Board of Directors to fill a vacancy. Thereafter, on January 1 of each year, each non-employee director is automatically granted an option to purchase 10,000 shares of Common Stock (the "Annual Option") if, on such date, he or she shall have served on the Company's Board for at least six months. Options granted under the 1996 Directors' Plan have a term of ten years. The Initial Options become exercisable cumulatively to the extent of 25% of the shares subject to the option on each of the first four anniversaries of the date of grant. The Annual Options become exercisable in full on the fourth anniversary of the date of grant. In addition, both the Initial and Annual Options become exercisable in full upon dissolution or liquidation of the Company, sale of all or substantially all of the Company's assets, merger or consolidation in which the Company is not the surviving corporation, or other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged. Mr. Hynes has indicated that he does not intend to stand for re-election to the Company's Board of Directors for reasons unrelated to the Company. In consideration for his past services to the Company, the Board of Directors of the Company has agreed to release all options to purchase Company Common Stock held by Mr. Hynes for more than six months prior to his date of resignation from any vesting restrictions imposed thereon.

          Except for automatic option grants under the 1996 Directors' Option Plan, non-employee directors will not be eligible to receive any additional option grants or stock issuances under the 1996 Directors' Option Plan. The 1996 Directors' Option Plan provides for neither a maximum nor a minimum number of shares subject to options that may be granted to any one non-employee director, but does provide for the number of shares which may be included in any grant and the method of making a grant.

          Prior to 1996, Directors of the Company were issued options under the Company's 1991 Directors' Stock Option Plan on substantially the terms and conditions of the 1996 Directors' Plan. No additional options are being issued under the Company's 1991 Director's Stock Option Plan.

          In addition, Messrs. Brown, Drazan, Stephan, Ungermann and Williamson (the "Subsidiary Directors") are also members of the Board of the Company's subsidiary, Vertel. In such capacity, the Subsidiary Directors who are not employees of the Company or one of its subsidiaries are entitled to be reimbursed for costs of attending Vertel Board and Committee meetings. In addition, the non-employee Subsidiary Directors receive options to purchase shares of the Vertel's Common Stock pursuant to Vertel's 1996 Directors' Stock Option Plan (the "Vertel Plan").

          The Vertel Plan provides for the grant of nonstatutory options to all non-employee directors of Vertel (including the Subsidiary Directors) at an exercise price of not less than the fair market value of the Vertel's Common Stock on the date of grant. Under the terms of the Vertel Plan, each non-employee director of Vertel who also serves as a director of the Company is automatically granted an initial option (the "Initial Subsidiary Option") to purchase 10,000 shares of Vertel's Common Stock on the date on which such person first becomes a director, whether through election by the shareholders of Vertel or appointment by Vertel's Board of Directors to fill a vacancy. In addition, under the current provisions of the Vertel Plan, each non-employee director who joins the Board of Directors of Vertel and does not also serve as a director of Retix shall be automatically granted options to purchase 20,000 shares of Vertel's Common Stock on the date on which such person first becomes a director of Vertel, whether through election by the shareholders of Vertel or appointment by Vertel's Board of Directors to fill a vacancy. Thereafter, on January 1 of each year, each non-employee director of Vertel is automatically granted an option ("Subsequent Subsidiary Option") to purchase 2,500 shares (5,000 shares for each non-employee Vertel Director who does not also serve as a director of the Company) of Vertel Common Stock, if on such date, he or she shall have served on Vertel's Board for at least six months. In anticipation of the Option Exchange discussed in Proposal No. 2 -- Adoption of the 1998 Stock Option Plan, the Board of Directors of Vertel has suspended the automatic grants which were to take place on January 1, 1998. Options granted under the Vertel Plan have a term of ten years. The Initial Subsidiary Options become exercisable cumulatively to the extent of 25% of the shares subject to the option on each of the first four anniversaries of the date of grant. The Subsequent Subsidiary Options become exercisable in full on the fourth anniversary of the date of grant. In addition, both the Initial and Subsequent Subsidiary Options become exercisable in full upon any dissolution or liquidation of Vertel, sale of all or substantially all of Vertel's assets, merger or consolidation in which the Vertel is not the surviving corporation, or other capital reorganization in which more than fifty percent (50%) of the shares of Vertel entitled to vote are exchanged. As of January 1, 1998, Messrs. Drazan, Ungermann and Williamson have been issued options to purchase a total of 12,500, 25,000 and 12,500 shares, respectively, of Vertel Common Stock under the foregoing provisions of the Vertel Plan.

          Except for automatic option grants under the Vertel Plan, the Subsidiary Directors will not be eligible to receive any additional option grants or stock issuances for Vertel shares under the Vertel Plan. The Vertel Plan provides for neither a maximum nor a minimum number of shares subject to options that may be granted to any Subsidiary Director, but does provide for the number of shares which may be included in any grant and the method of making a grant.

          In addition, Mr. Johnson, who is not a director of Vertel, but acts as the Secretary of Vertel, has received options to purchase 1,000 shares of Vertel's Common Stock Pursuant to Vertel's 1996 Stock Option Plan. Venture Law Group, A Professional Corporation, a law firm of which Mr. Johnson is a director and shareholder, acts as legal counsel to Vertel. An investment partnership affiliated with this law firm and another director and shareholder of this law firm received options to purchase a total of 9,000 shares of Vertel Common Stock pursuant to Vertel's 1996 Stock Option Plan. The options granted to Mr. Johnson and other entities and persons affiliated with Venture Law Group were non-statutory options which vest cumulatively to the extent to 25% of the shares subject to the option on each of the first four anniversaries of the date of grant.

          As a result of their position as directors of Wireless Solutions, a former direct subsidiary of the Company, Messrs. Drazan, Hynes, Johnson and Williamson also received options to purchase stock of Wireless Solutions under its Directors' Stock Option Plan. In connection with the acquisition of Wireless Solutions by Vertel, these options have been converted into options to purchase Vertel Common Stock issued under the Vertel Plan, in the case of Messrs. Drazan and Williamson, and issued under the Vertel 1996 Stock Option Plan in the case of Messrs. Hynes and Johnson. As a result of these activities each of Messrs. Drazan, Hynes, Johnson and Williamson received options to purchase 1,963 shares of Vertel Common Stock in addition to any options to which they are otherwise entitled under the Vertel option plans.

          The Company has announced a program, pursuant to which it expects to exchange the currently outstanding options to purchase Vertel Common Stock into options to purchase the Company's Common Stock. Such exchange plan would include the options described above. See "Proposal No. 2 -- Adoption of 1998 Stock Option Plan -- Purpose."

          Directors who are employees of the Company do not receive any additional compensation for their services as directors.

REQUIRED VOTE

          The three persons receiving the highest number of affirmative votes of shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote (assuming the presence of a quorum) shall be elected directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

          THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ALL OF THE NOMINEES LISTED ABOVE.

                                PROPOSAL NO. 2
                    ADOPTION OF THE 1998 STOCK OPTION PLAN

          At the Annual Meeting, shareholders are being asked to approve the adoption of the Company's 1998 Stock Option Plan (the "1998 Plan") and the reservation for issuance thereunder of 5,200,000 shares of the Company's Common Stock. The Company's Board of Directors voted to adopt the 1998 Stock Option Plan on December 23, 1997.

GENERAL

          The 1998 Plan provides for the grant of options to employees and consultants of the Company as well as employees or consultants of any corporation in which the Company owns an equity interest (an "Affiliate"). The 1998 Plan will become effective upon its approval by the shareholders of the Company and continue in effect for a term of ten years unless sooner terminated. Options granted under the 1998 Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. The 1998 Plan is not a qualified deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

PURPOSE

          Between 1988 and the present, the Company has issued options to purchase Common Stock to employees of and consultants to the Company and its subsidiaries pursuant to its 1988 Stock Option Plan (the "1988 Plan"). The purpose of the 1988 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees of and consultants to the Company and to promote the success of the Company's business. Because the 1988 Plan is scheduled to expire in 1998 with respect to the grant of new options, the Company has determined that it is in its best interests to adopt the 1998 Plan to operate in its stead. The 1998 Plan will have the same purposes as the 1988 Plan as described above.

          In light of the Company's recent sale of a majority interest in its Sonoma Systems subsidiary and the acquisition of Wireless Solutions by Vertel, Vertel now represents all of the operating business of the Company. Thus, the interests of Vertel have become fully aligned with the interests of the Company. Additionally, because holding the Company's Common Stock provides employees of and consultants to Vertel with a degree of liquidity unavailable to them in their holdings of Vertel Common Stock, the Company has determined that it should offer equity incentives in the Company to employees of and consultants to Vertel
in order to further align such interests.   Therefore, the management of the
Company and the Company's Board of Directors believe it is in the best interests of the Company to exchange the options to purchase Vertel Common Stock currently outstanding under Vertel's 1996 Stock Option Plan and 1996 Directors' Stock Option Plan (the "Vertel Plans") for options to purchase the Company's Common Stock (the "Option Exchange").

          The Option Exchange was unanimously approved by the Board of Directors of the Company on December 23, 1997, subject to approval of the adoption of the 1998 Plan by the shareholders of the Company. Therefore, upon the approval of the adoption of the 1998 Plan by the Company's shareholders, the Company plans to exchange each outstanding option to purchase Vertel Common Stock under the Vertel Plans for an option to purchase the Company's Common Stock at a ratio of
1.26 shares of Retix Common Stock per share of Vertel Common Stock originally subject to such option (the "Exchange Ratio"). The exercise price per share of such exchanged options will be no less than the original exercise price per share of Vertel Common Stock divided by the Exchange Ratio. Any vesting restrictions previously outstanding on the Vertel options will continue to be applied to the new Retix options, as if the employee or consultant in question had always held Retix options with such a vesting pattern.

          The Exchange Ratio was determined by the Company to represent the fair market value of the Common Stock of Vertel relative to that of Retix based on the average closing price of Retix Common Stock for the five days ended December 18, 1997 and an independent valuation of the assets of Retix as of such date which were not attributable to value residing in Vertel. Alliant Partners, an independent investment banking and valuation firm retained by the Company, has evaluated both the methodology and dollar amounts resulting in the Exchange Ratio and deemed as fair, from a financial point of view, to the Retix shareholders.

          As of December 27, 1997, there were outstanding options to purchase 3,348,027 shares of Vertel Common Stock which, were the Option Exchange to occur as of such date, would result in the issuance of options to purchase 4,218,514 shares of the Company's Common Stock under the 1998 Plan. As of December 27, 1997, the directors and executive officers of the Company held options to purchase shares of Vertel Common Stock under the Vertel Plans as follows: Bruce Brown (President, Chief Executive Officer and Director) - 600,000; James Brill (Vice President, Finance and Administration and Chief Financial Officer) - 152,500; Ralph Ungermann (Director) - 25,000; Gilbert Williamson (Director) - 14,463; Jeff Drazan (Director) - 14,463; Craig W. Johnson (Secretary and Director) - 3,897; and Neil Hynes (Director) - 1,963. Upon the consummation of the Option Exchange, such persons would receive options to purchase shares of Retix Common Stock under the 1998 Plan as follows: Mr. Brown - 756,000; Mr. Brill - 192,150; Mr. Ungermann - 31,500; Mr. Williamson - 18,223; Mr. Drazan - 18,223; Mr. Johnson - 4,190; and Mr. Hynes 2,473.

ADMINISTRATION

          The 1998 Plan may be administered by the Board of Directors or by a committee of the Board of Directors. If adopted, the 1998 Plan will be administered by the Board of Directors, and the Compensation Committee of the Board of Directors. The Committee will have the exclusive authority to grant stock options and otherwise administer the 1998 Plan with respect to the Company's directors and officers eligible to participate in the 1998 Plan. Members of the Board of Directors and its committees will receive no additional compensation for their services in connection with the administration of the 1998 Plan. All questions of interpretation of the 1998 Plan will be determined by the Board of Directors or its committees, and its decisions are final and binding upon all participants.

ELIGIBILITY

          The proposed 1998 Plan provides that either incentive stock options or nonstatutory stock options may be granted to employees (including officers and directors who are also employees) of the Company, its subsidiaries or Affiliates. In addition, the proposed 1998 Plan provides that nonstatutory stock options may be granted to consultants of the Company, its subsidiaries or Affiliates. Under the terms of the proposed 1998 Plan, outside directors of the Company are eligible to receive grants as consultants. The Board of Directors or its committees will select the optionees and determine the number of shares to be subject to each option. In making such determination, there are taken into account the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of the Company and other relevant factors.

          The proposed 1998 Plan provides that the maximum number of shares of Common Stock which may be granted under options to any one employee during any fiscal year shall be up to 1,000,000 shares, subject to adjustment as provided in the 1998 Plan. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

TERMS OF OPTIONS

          Each option is evidenced by a stock option agreement between the Company and the optionee. Each option is subject to the following principal additional terms and conditions:

          (a) Exercise of the Option. The Board of Directors or its committee determines when options may be exercised. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering of payment of the purchase price. The purchase price of the shares purchased upon exercise of an option shall be paid in consideration of such form as is determined by the Board of Directors or its committee and specified in the option agreement, and such form of consideration may vary for each option.

          (b) Exercise Price. The exercise price under the 1998 Plan is determined by the Board of Directors or its committee and, in the case of an incentive stock option, may not be less than 100% of the fair market value of the Common Stock on the date the option is granted. In the case of an incentive stock option granted to an optionee who owns more than 10% of the combined voting power of all classes of stock of the Company, its parent or subsidiaries, the exercise price must not be less than 110% of the fair market value on the date of grant. The fair market value per share is equal to the closing price on the Nasdaq National Market on the date of grant. The 1998 Plan gives the administrator the authority to set the price of nonstatutory stock options; provided, however, that in the case of a nonstatutory stock option granted to any individual who on the last day of the Company's fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four highest compensated officers of the Company (other than the chief executive officer), the exercise price may not be less than 100% of the fair market value of the Common Stock on the date the option is granted.

          (c) Termination of Employment. If the optionee's employment or consulting relationship terminates for any reason other than disability or death, options under the 1998 Plan may be exercised not later than 30 days (or such other period of time not exceeding three months in the case of an incentive stock option or six months in the case of a nonstatutory stock option as is determined by the Board of Directors or its committees) after such termination and may be exercised only to the extent the option was exercisable on the date of termination. In no event may an option be exercised by any person after the expiration of its term.

          (d) Disability. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of his or her total and permanent disability, options may be exercised within six months (or such other period of time not exceeding twelve months as is determined by the Board of Directors or its committees) of termination and may be exercised only to the extent the option was exercisable on the date of termination. However, the 1998 Plan provides that the Board of Directors or its committee may extend such exercise periods following termination, in its discretion. In no event, however, may the option be exercised after its termination date.

          (e) Death. Under the 1998 Plan, if an optionee should die while employed or retained by the Company, and such optionee has been continuously employed or retained by the Company since the date of grant of the option, the option may be exercised within six months after the date of death (or such other period of time, not exceeding six months, unless otherwise extended, as is determined by the Board of Directors or its committees) by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance to the extent the optionee would have been entitled to exercise the option had the optionee continued living and remained employed or retained by the Company for three months after the date of death, but in no event may the option be exercised after its termination date.

          If an optionee should die within 30 days (or such other period of time not exceeding three months, unless otherwise extended, as is determined by the Board of Directors or its committees) after the optionee has ceased to be continuously employed or retained by the Company, the option may be exercised within six months after the date of death by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance to the extent that the optionee was entitled to exercise the option at the date of death, but in no event may the option be exercised after its termination date.

          (f) Term of Options. The 1998 Plan provides that options granted under the Plan have the term provided in the option agreement; provided, however, that in the case of an incentive stock option, the term shall be no more than ten years from the date of grant thereof or such shorter term as may be provided in the option agreement. In the case of an incentive stock option granted to an optionee who, at the time the option is granted, owns stock representing more than ten percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary, the term of the option shall be five years from the date of grant thereof or such shorter term as may be provided in the option agreement.

          (g) Option Not Transferable. An option is nontransferable by the optionee other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime and in the event of the optionee's death by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death. In addition, the 1998 Stock Option Plan gives the administrator the discretion to grant a non-statutory stock option that has limited transferability rights (to a charitable trust, to a living trust or to the optionee's immediate family members).

          (h) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1998 Plan as may be determined by the Board of Directors or its committee, including the issuance of stock withholding rights. Stock withholding rights allow an optionee to satisfy withholding obligations in connection with an option through the surrender of other shares of the Company's stock or the withholding of shares from the exercise transaction itself.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

          In the event any change, such as a stock split or dividend, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding option, the number of shares subject to each option, the annual limitation on grants to employees, as well as the number of shares available for issuance under the 1998 Plan. In the event of the proposed dissolution or liquidation of the Company, each option will terminate unless otherwise provided by the Board of Directors or its committees.

CORPORATE TRANSACTIONS

          In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the optionee shall have the right to exercise the option as to some or all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Board (or its committees) makes an option exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the administrator shall notify the optionee that the option shall be exercisable for a period of 15 days from the date of such notice, and the option will terminate upon the expiration of such period.

AMENDMENT AND TERMINATION

          The Board of Directors may amend the 1998 Plan at any time or from time to time or may terminate it without approval of the shareholders; provided, however, that shareholder approval is required for any amendment to the 1998 Plan that increases the number of shares that may be issued as incentive stock options under the 1998 Plan, modifies the standards of eligibility, modifies the limitation on grants to employees described in the 1998 Plan or results in other changes which would require shareholder approval to qualify options granted under the 1998 Plan as performance-based compensation under Section 162(m) of the Code. The 1998 Plan will terminate in March 2008, provided that any options then outstanding under the 1998 Plan shall remain outstanding until they expire by their terms.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

          Section 162(m) of the Code, enacted as part of the Omnibus Budget Reconciliation Act of 1993, provides that a publicly held corporation cannot deduct compensation of a covered employee (the CEO and the four other most highly compensated employees for the taxable year whose compensation is required to be reported to shareholders under the Exchange Act) to the extent the compensation exceeds $1 million per tax year. There is a statutory exception to this limitation for compensation based on the attainment of performance goals. Income derived from stock options will qualify for this exception and thus be treated as performance-based compensation if granted in accordance with requirements set forth in Section 162(m). The Company is seeking shareholder approval of the 1998 Plan in order for options granted under the 1998 Plan to qualify as incentive stock options, to the extent so designated by the Board (or its committees), and as performance-based compensation under Section 162(m).

FEDERAL INCOME TAX ASPECTS OF THE 1998 PLAN

          The following is a brief summary of the U.S. federal income tax consequences of transactions under the 1998 Plan based on federal income tax laws in effect as of this date. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular optionee based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax law of any state, municipality or non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax law. The Company advises all optionees under the 1998 Plan to consult their own tax advisors concerning tax implications of option grants and exercises and the disposition of stock acquired upon such exercises under the 1998 Stock Option Plan.

          Options granted under the 1998 Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory stock options.

          If an option granted under the 1998 Plan is an incentive stock option, under U.S. tax laws the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise, although the exercise may give rise to alternative minimum tax (see discussion below). The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after receipt of the shares by the optionee, any gain will be treated as long-term capital gain under U.S. tax laws. If both of these holding periods are not satisfied, the optionee will recognize ordinary income under U.S. tax laws equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% shareholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized under U.S. tax laws as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. The current federal tax rate on long-term capital gains is capped at 28% for shares held more than 12 months but not more than 18 months after exercise and at 20% for shares held more than 18 months after exercise. Capital losses are allowed under U.S. tax laws in full against capital gains plus $3,000 of other income.

          All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income under U.S. tax laws at the time he or she is granted a nonstatutory stock option. However, upon its exercise, under U.S. tax laws the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, director or 10% shareholder of the Company, the date of taxation under U.S. tax laws may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated under U.S. tax laws as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than 12 months.

          The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Code. The alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exclusion of $45,000 for joint returns and $33,750 for individual returns. Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

          In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of a nonstatutory stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the shares on the date of exercise over the option's exercise price. Because the alternative minimum tax calculation may be complex, any optionee who upon exercising an incentive stock option would recognize (together with other alternative minimum taxable income preference and adjustment items for the year) alternative minimum taxable income in excess of the exclusion amount noted above should consult his or her own tax advisor prior to exercising the incentive stock option.

          If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year.

REQUIRED VOTE

          The affirmative vote of the holders of a majority of the Common Stock represented and voting at the Annual Meeting (which shares voting affirmatively also represent a majority of the required quorum) is required for the adoption of the 1998 Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

          THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR APPROVAL OF ADOPTION OF THE 1998 PLAN.

                                PROPOSAL NO. 3
          APPROVAL OF AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED
                ARTICLES OF INCORPORATION TO EFFECT NAME CHANGE

          In order to communicate better the alignment of the Company's interests with the interests of Vertel, the Company is asking the shareholders to vote on a proposal to amend the Company's Amended and Restated Articles of Incorporation (the "Restated Articles") in order to change the name of the Company from Retix to Vertel Corporation (the "Name Change"). The Board of Directors has unanimously approved such an amendment to the Restated Articles. The Company has reserved the symbol VRTL on the Nasdaq National Market and if the Name Change is approved by the shareholders, and such symbol continues to be available to the Company, it is anticipated that the Company's Common Stock will be traded under such symbol.

          Upon consummation of the proposed change of name it will not be necessary to surrender stock certificates. Instead, when certificates are presented for transfer, new stock certificates bearing the name of Vertel Corporation will be issued.

          If any action, suit, proceeding or claim has been instituted, made or threatened, relating to the name change, which makes effectuation of the name change inadvisable in the opinion of the Company's Board of the Directors or there exists any other circumstance which would make consummation of the name change inadvisable in the opinion of the Board of Directors, the proposal to amend the Restated Articles may be terminated by the Board of Directors either before or after approval of the name change by the shareholders.

REQUIRED VOTE

          The affirmative vote of the holders of a majority of the Common Stock entitled to vote at the Annual Meeting (which shares voting affirmatively also represent a majority of the required quorum) is required for approval of the Name Change.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE APPROVAL OF THE AMENDMENT OF THE RESTATED ARTICLES TO EFFECT THE NAME CHANGE.

                                 PROPOSAL NO. 4
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

          The Board of Directors has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending January 2, 1999 and recommends that the shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Deloitte & Touche LLP has audited the financial statements of the Company since 1987. Representatives of Deloitte & Touche LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

          THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

                  COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

          The following table sets forth the beneficial ownership of the Company's Common Stock as of January 31, 1998 as to (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the "Named Executives" in the Summary Compensation Table beginning on page ___, and (iv) all directors, Named Executives and executive officers as a group.

                                                                       SHARES BENEFICIALLY OWNED (1)
                                                                      ------------------------------
  5% SHAREHOLDERS, DIRECTORS, NAMED
  EXECUTIVES, AND DIRECTORS, NAMED                                                         PERCENT
  EXECUTIVES AND EXECUTIVE OFFICERS AS A GROUP                          NUMBER (2)         OF TOTAL
  --------------------------------------------                          ----------         --------
  Sierra Ventures
    3000 Sand Hill Road
    Building 4, Suite 210
    Menlo Park, CA  94025.........................................      3,457,627           14.3%

  Jeffrey Drazan (2)(3)...........................................         22,500             *
  Neil Hynes (2)(4)...............................................         80,000             *
  Craig W. Johnson (2)(5).........................................         47,500             *
  Joe Stephan (6).................................................      1,061,327            4.4
  Steven M. Waszak (6)............................................        235,371            1.0
  Gilbert P. Williamson (2).......................................         50,500             *
  Bruce Brown (2).................................................             --             --
  Lawrence Asten (2)..............................................             --             --
  Ralph Ungermann (2).............................................             --             --
  Philip Mantle (7)...............................................        358,207            1.5
  All directors, Named Executives and executive officers as a
     group (11 persons)...........................................      1,925,405            7.9

-------------
*      Less than 1%.

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.
(2) Includes options to purchase the Company's Common Stock exercisable within sixty (60) days of January 31, 1998 as follows: Mr. Drazan - 22,500; Mr. Hynes - 80,000; Mr. Johnson - 47,000; Mr. Williamson - 50,000. Excludes options issuable upon the consummation of the Option Exchange. If the Option Exchange were to take place as of the date of this table, the following persons would hold the following additional options to purchase the Company's Common Stock exercisable within sixty (60) days of January 31, 1998: Mr. Asten - 164,848; Mr. Brown - 411,598; Mr. Hynes - 2,473; Mr.
     Johnson - 4,110; Mr. Williamson - 8,773; Mr. Drazan - 8,773; Mr. Ungermann-17,546; all directors, Named Executives and executive officers as a group-2,585,829. None of the foregoing persons would hold more than 1% of the Company's outstanding Common Stock with the exception of Mr. Brown who would hold 1.7% of the Company's outstanding Common Stock and all directors, Named Executives and executive officers as a group, who would hold 9.7% of the Company's outstanding Common Stock.
(3) Total excludes 3,457,627 shares of the Company's Common Stock held by Sierra Ventures, V, L.P. ("Sierra"). Mr. Drazan is a general partner of Sierra and disclaims beneficial ownership of such shares except to the extent of his monetary interest therein.
(4) Mr. Hynes has indicated that he does not intend to seek re-election to the Company's Board of Directors at the Annual Meeting for reasons unrelated to the Company. In consideration for his past services to the Company, the Board of Directors of the Company has agreed to release all options to purchase Common Stock held by Mr. Hynes for more than six months prior to his date of resignation from any vesting restrictions imposed thereon.
(5) Shares held by Mr. Johnson are beneficially owned by various investment partnerships of which Mr. Johnson and certain other employees of Venture Law Group, A Professional Corporation, legal counsel to the Company, are partners. Mr. Johnson disclaims beneficial ownership of such shares except to the extent of his monetary interest therein aggregating 6,000 shares.
(6) Messrs. Stephan and Waszak resigned as officers of the Company in December 1997.
(7)  Mr. Mantle resigned as an officer of the Company in July 1997.

          Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page __ shall not be incorporated by reference into any such filings.

                      REPORT OF THE COMPENSATION COMMITTEE

EXECUTIVE COMPENSATION PRINCIPLES

          This Committee report summarizes the principal components of the Company's executive officer compensation programs and describes the bases on which fiscal 1997 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the executive officers who are named in the compensation tables (the "Named Executives").

          The Compensation Committee of the Board of Directors is composed of three non-employee directors. As members of the Compensation Committee, it is our responsibility to set and administer the policies which govern compensation and stock ownership programs, and to set compensation levels of the chief executive and other executive officers.

          The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions: (i) to provide a competitive compensation package that enables the Company to attract and retain key executives, (ii) to integrate all pay programs with the Company's annual and long-term business strategy and objectives, and focus executive actions on the fulfillment of those objectives, and (iii) to provide variable compensation opportunities that are directly linked with the performance of the Company and that align executive remuneration with the interests of shareholders.

          The Company's executive compensation program consists of base salary, annual incentive compensation and long term equity incentives in the form of stock options under the Company's 1988 Plan and, if approved, the 1998 Plan. Executives are also eligible for benefits generally available to all employees of the Company, including medical plans, a 401(k) savings plan and participation in the Company's 1991 Employee Stock Purchase Plan.

          Base salary levels for the Company's executive officers are competitively set relative to companies of comparable size, geographic scope and complexity to Retix. In determining salaries the Compensation Committee also considers individual experience, performance and specific issues particular to the Company.

          Annual incentive compensation is provided to executive officers through a bonus program which rewards achievement of desired levels of corporate and business unit performance. At the beginning of each fiscal year, the Board of Directors determines threshold and target goals for Company and business unit performance. The corporate performance rating is based on achievement by the Company of revenue and operating profit goals. Bonuses for business unit performance are based on achievement of defined revenue levels and operating profitability of the business unit. The Board of Directors determines the amount of incentive compensation to be paid to the respective executive officers for achievement by the Company and the business units of performance goals based upon the recommendations of the Compensation Committee. In addition, the Board of Directors determines the amount of annual incentive compensation to be paid under commission agreements to executive officers who directly manage the Company's sales organization for achieving specified sales levels based upon the recommendations of the Compensation Committee. The Board of Directors did not approve discretionary cash bonuses to the Company's executive officers in 1997.

          Longer term incentive compensation consists of grants of stock options under the Company's stock option plans. The Compensation Committee strongly believes that by providing those persons who have substantial responsibility for the execution of its strategic plans, day-to-day management and growth of the Company with an opportunity to increase their ownership of the Company's stock, the best interests of shareholders and executives will be closely aligned. Therefore, executives are eligible to receive stock options from time to time, giving them the right to purchase shares of Common Stock of the Company at a specified price in the future. The number of stock options granted to executive officers is based on both individual performance and competitive practices.

CHIEF EXECUTIVE OFFICER COMPENSATION

          Mr. Stephan was paid a base salary of $253,681 during 1997 and received no bonus. In determining the compensation package of the Chief Executive Officer, the Compensation Committee considered the Company's 1997 restructuring activities, Mr. Stephan's leadership role required with respect to such activities, the magnitude of the activities to reverse the Company's declining financial trend and improve its financial position and the factors listed above which are considered for each executive officer. The Compensation Committee believes that Mr. Stephan's 1997 compensation package includes the necessary base compensation level required to attract and retain a qualified Chief Executive Officer, particularly during this period of transition for the Company.

          Mr. Stephan resigned from his position of President and Chief Executive Officer of the Company on December 27, 1997 as part of the streamlining of the business of the Company and its combination with the operations of Vertel as a result of the sale of a majority interest in its former Sonoma Systems subsidiary to outside investors. Under the terms of Mr. Stephan's employment agreement with the Company dated September 27, 1995 (the "Employment Agreement"), Mr. Stephan is entitled to a payment of $325,000, which is the equivalent of one year's base salary plus a target bonus. In addition, the Company and Mr. Stephan have entered into an Executive Separation Agreement pursuant to which the Company will pay Mr. Stephan a one-time severance payment of $375,000 and Mr. Stephan has released the Company from any and all claims relating to his employment relationship with the Company. The Company has also agreed to forgive $281,313 of accrued interest on certain promissory notes payable to the Company pursuant to which Mr. Stephan purchased Common Stock of the Company and amend such notes such that they will not accrue interest on an ongoing basis; the Company and Mr. Stephan had originally intended for such notes to be non-interest bearing. All shares of the Company's Common Stock currently held by Mr. Stephan have been released from any repurchase option in favor of the Company. Mr. Stephan will continue to serve as a consultant to the Company and as a member of the Board of Directors. Because Mr. Stephan is no longer employed by the Company, he will become eligible to participate in the Company's 1996 Directors' Plan as described above. See "Transactions with Management and Others."

                                    COMPENSATION COMMITTEE
                                    Neil Hynes
                                    Craig W. Johnson
                                    Gilbert P. Williamson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          There are currently no employee directors serving on the Compensation Committee. The following non-employee directors served on the Compensation Committee during 1997: Neil Hynes, Craig W. Johnson and Gilbert P. Williamson. Mr. Drazan is expected to replace Mr. Hynes on the Compensation Committee upon Mr. Hynes' resignation from the Board of Directors.

                               PERFORMANCE GRAPH

          The following graph compares, for the period from January 2, 1993 through December 27, 1997, the cumulative total shareholder return for the Company, the Standard and Poors Composite 500 Index (S&P 500 Index), the Nasdaq Telecommunications Index (the "Telecom Index") and a group consisting of publicly traded U.S. companies in the Company's industry (the "Industry Group"). The Industry Group consists of 12 companies compiled from within the Investor's Business Daily "Computer-Local Networks Group," as follows: 3Com Corporation, Artisoft, Bay Networks, Cabletron Systems, Inc., Cisco Systems, Inc., Computer Network Technologies, Novell, ODSI (Formerly Optical Data Systems), Proteon, Inc., Standard Microsystems, Storage Technologies and Xircom, Inc.

          Measurement points are the last trading days of the Company's fiscal years ended January 2, 1993, January 1, 1994, December 31, 1994, December 30, 1995, December 28, 1996, and December 27, 1997. The graph assumes that $100 was invested on January 2, 1993 in the Common Stock of Retix, the S&P 500 Composite Index, the Industry Group and the Telecom Index, and further assumes reinvestment of dividends. The investment returns of each issuer within the Industry Group and the Telecom Index have been weighted according to the respective issuer's stock market capitalization at the beginning of each of the periods presented. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                            1992      1993     1994     1995     1996     1997
Retix                       $100.00   56.43    22.86    12.14    38.57    26.78
S&P 500 Index               $100.00  110.08   111.53   153.45   188.68   251.63
Nasdaq Telecom Index        $100.00  154.19   128.69   168.51   172.29   254.48
Industry Group              $100.00  117.04   122.95   200.62   255.36   270.50

                       COMPENSATION OF EXECUTIVE OFFICERS
                           SUMMARY COMPENSATION TABLE

          The following table shows the compensation received by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company or its subsidiaries for fiscal year 1997 (the "Named Executives"), and the compensation received by each such individual for the Company's two prior fiscal years.

                                                                                                  LONG-TERM
                                                    ANNUAL COMPENSATION                          COMPENSATION
                                                          BONUS/                                    AWARDS
                                                        COMMISSION         OTHER ANNUAL          OPTIONS/SARS         ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR    SALARY(1)         (2)(3)          COMPENSATION(4)      (SHARES) (5)(6)     COMPENSATION (7)
---------------------------     ----   ----------     ---------------     ---------------      ----------------    ----------------
Joe Stephan                     1997    $253,461              --                  --                     --            $983,415
President and Chief Executive   1996     200,000          75,000                  --                250,000               1,818
Officer (8)(9)                  1995     165,845              --              $1,675                775,000                  --

Steven Waszak                   1997     171,884              --                  --                     --             253,813
Vice President, Finance and     1996     150,000          30,000                  --                 50,000                 380
Administration and Chief        1995     149,961              --                  --                100,000               4,911
Financial Officer (9)

Philip Mantle                   1997     110,723              --                  --                     --             441,222
Senior Vice President,          1996     157,120          58,500                  --                100,000                  --
Sales and Marketing (11)        1995      26,292              --                  --                300,000                  --

Bruce Brown                     1997     205,223          11,875                  --                     --               1,315
President and Chief Executive   1996     201,218          13,500                  --                     --                  --
Officer of Vertel (10)          1995      76,923              --                  --                     --                  --

Lawrence Asten                  1997     135,000          75,441               4,500                     --                  --
Senior Vice President,          1996     135,000          52,567               4,500                     --                  --
Worldwide Sales, Vertel (12)    1995      18,200          16,000                 750                     --                  --

-----------

(1)  Includes amounts deferred under the Company's 401(k) plan.
(2) Includes bonuses and commissions earned in the indicated fiscal year and paid in the subsequent fiscal year. Excludes bonuses paid in the indicated fiscal year but earned in the preceding fiscal year.
(3) Executive officers are entitled to discretionary bonuses based on individual and corporate performance. These bonuses are determined by the Board of Directors based on the recommendation of the Compensation Committee. See "Report of the Compensation Committee."
(4) Includes amounts paid for relocation expenses in the case of Mr. Stephan and automobile allowances in the case of Mr. Asten.

(5) Excludes options to purchase Vertel Common Stock, which are expected to be exchanged for options to purchase the Company's Common Stock upon the consummation of the Option Exchange. As of January 31, 1998, Mr. Brown held options to purchase 600,000 shares of Vertel Common Stock which were granted to him during 1996 and are expected to be exchanged for options to purchase 756,000 shares of the Company's Common Stock, and Mr. Asten held options to purchase 200,000 shares of Vertel Common Stock which were granted to him during 1996 and are expected to be exchanged for options to purchase 252,000 shares of the Company's Common Stock.
(6) In January and March 1996, the Board of Directors amended certain stock options held by Messrs. Stephan, Mantle, and Waszak and certain other employees and consultants to permit the exercise of unexercised options then outstanding in exchange for such officers' promissory notes, including with respect to options to purchase 1,025,000 shares of the Company's Common Stock granted to Mr. Stephan, 400,000 shares of the Company's Common Stock granted to Mr. Mantle and 203,750 shares of the Company's Common Stock granted to Mr. Waszak.
(7) In the case of Mr. Stephan, 1997 figures consist of the amounts described under "Report of the Compensation Committee -- Chief Executive Officer Compensation." In the cases of Messrs. Waszak and Mantle, 1997 figures consist of amounts described under "Transactions with Management and Others." Remaining 1997 amounts, as well as other amounts in such column consist of the dollar value of premiums paid on term or split-dollar life insurance policies for the benefit of the Named Executive.
(8) Mr. Stephan began his employment with the Company as a consultant in July 1995 and was appointed President and Chief Executive Officer in September 1995. Mr. Stephan's annual salary compensation for 1995 includes $44,479 in wages earned as Chief Executive Officer and $121,366 in fees as a consultant to the Company from July 1995 to September 1995. The consulting expenses include both services and reimbursed expenses for travel and other activities undertaken on the Company's behalf.
(9) Messrs. Stephan and Waszak resigned as officers of the Company in December 1997.
(10) In fiscal January 1998, Mr. Brown assumed the position of President and Chief Executive Officer of the Company.
(11) In July 1997, Mr. Mantle resigned as an Officer of the Company. Pursuant to such resignation Mr. Mantle entered into an Executive Separation Agreement with the Company in January 1998 which entitles him to certain severance benefits. See "Transactions with Management and Others." Mr. Mantle began his employment with the Company in November 1995.
(12) Mr. Asten began his employment with Vertel in November 1995. He is not an executive officer of the Company.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1997

          No options to purchase the Company's Common Stock or Vertel Common Stock were granted to the Named Executives during Fiscal Year 1997.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                          AND YEAR-END OPTION VALUES

          As of December 27, 1997, none of the Named Executives held options to purchase the Company's Common Stock. Messrs. Brown and Asten, however, held options to purchase 600,000 and 200,000 shares of Vertel Common Stock, respectively. Such options are expected to be exchanged pursuant to the Option Exchange for options to purchase 752,000 shares of the Company's Common Stock in the case of Mr. Brown and options to purchase 252,000 shares of the Company's Common Stock in the case of Mr. Asten. Neither Mr. Asten nor Mr. Brown exercised any options to purchase Vertel Common Stock during fiscal year 1997. The value of unexercised, in-the-money, options held by Messrs. Brown and Asten at December 27, 1997, assuming the consummation of the Option Exchange as of such date, and based on the closing price for the Company's Common Stock on the Nasdaq National Market as of such date, was $904,310 for exercisable options and $347,815 for unexercisable options in the case of Mr. Brown and $434,763 for exercisable options and $191,300 for unexercisable options in the case of Mr. Asten.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

          Non-employee members of the Company's Board of Directors are eligible to receive cash compensation and options to purchase shares of Common Stock in connection with their service on the Board.

          See "Report of the Compensation Committee -- Chief Executive Officer Compensation" for a description of certain transactions related to Mr. Stephan's termination of employment with the Company.

          In accordance with the terms of a pre-existing Employment Agreement between the Company and Mr. Mantle, in connection with his termination, Mr. Mantle is entitled to receive a payment of $230,000, which is the equivalent of one year's base salary plus a target bonus. Under this employment agreement, shares of Common Stock held by Mr. Mantle shall continue to be released from the repurchase option in favor of the Company in accordance with their normal schedule until July 15, 1998. As of July 15, 1998, fifty percent (50%) of any shares held by Mr. Mantle which continue to be subject to a repurchase option as of such date, will also be released from such option. In addition, the Company and Mr. Mantle have also entered into an Executive Separation Agreement pursuant to which the Company will pay Mr. Mantle a one-time severance payment of $108,000. The Company has also agreed to forgive $106,222 of accrued interest on certain promissory notes payable to the Company and amend such notes such that they will not accrue interest on an ongoing basis; the Company and Mr. Mantle had originally intended for such notes to be non-interest bearing. Under the original terms of the Employment Agreement, the term of such notes expire four years after Mr. Mantle's termination.Mr. Mantle will continue to provide consulting services to the Company until July 15, 1999 and has agreed to release the Company from any and all claims arising out of his employment relationship with the Company.

          Mr. Waszak has entered into an Executive Separation Agreement with the Company in connection with his resignation from the Company. Mr. Waszak's Executive Separation Agreement provides that he shall receive severance payments equivalent to six months' salary, or $85,000, as well as a one-time severance payment of $100,000. In addition, the Company has agreed to forgive $68,356 of accrued interest on certain promissory notes payable to the Company and amend such notes such that they will not accrue interest on an ongoing basis; the Company and Mr. Waszak had originally intended for such notes to be non-interest bearing. The term of such notes, which ordinarily would have expired upon his resignation, have been extended until December 31, 1998. In addition, all shares of Common Stock held by Mr. Waszak which are subject to a repurchase option in favor of the Company shall be released from such repurchase option. Mr. Waszak has agreed to release the Company from any and all claims arising out of his employment relationship with the Company.

          See note (6) to "Compensation of Executive Officers -- Summary Compensation Table" regarding certain promissory notes described in the preceeding three paragraphs.

          The Company has entered into indemnification agreements with each of its directors and officers, which may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' liability insurance if available on reasonable terms.

                       COMPLIANCE WITH SECTION 16(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file certain reports of ownership with the SEC and with the National Association of Securities Dealers. Such officers, directors and shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

          Based solely on the Company's review of filings made in response to
Section 16(a) of the Exchange Act by persons required to make such filings and written representations from certain of these persons, the Company believes that for the fiscal year ended December 27, 1997 its officers, directors and ten-percent shareholders complied with all Section 16(a) filing requirements. However, based on a further review of prior year filings, the Company believes Mr. Johnson failed to report timely one automatic option grant under the 1991 Directors' Stock Option Plan for fiscal year 1993; Messrs. Johnson and Hynes each failed to report timely one automatic grant for fiscal 1995; and Messrs. Johnson, Hynes and Williamson each failed to report timely one automatic grant under the 1996 Directors' Stock Option Plan during fiscal 1996. Corrective filings for each of these grants was made promptly upon the discovery of the foregoing.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

          Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's 1999 Annual Meeting must be received by the Company no later than October 30, 1998, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

          The Board of Directors knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting or any postponement(s) or adjournment(s) thereof, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    CRAIG W. JOHNSON
                                    Secretary

Dated:  February 27, 1998

[X] Please mark your
    votes as in this
    example

                   FOR all nominees      WITHHOLD authority to
                  listed to the right    vote for all nominees
                 (except as indicated)    listed to the right

1. Election of                                        Nominees: Class II:
   Directors           [ ]                      [ ]             Bruce Brown
                                                                Craig W. Johnson
                                                                Ralph Ungermann

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list to the right.

                                                   FOR       AGAINST   ABSTAIN
                                                --------------------------------
2. Proposal to approve the adoption of the
   Company's 1998 Stock Option Plan, and
   the reservation of 5,200,000 shares of
   Common Stock for issuance thereunder.        --------------------------------

3. Proposal to approve an amendment to the
   Company's Articles of Incorporation
   changing the name of the Company from
   Retix to Vertel Corporation.                 --------------------------------

4. Proposal to approve the appointment of
   Deloitte & Touche LLP as the independent
   auditors of the Company for the fiscal year
   ending January 2, 1999.                      --------------------------------

5. In his discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE ADOPTION OF THE 1998 STOCK OPTION PLAN, FOR THE AMENDMENT TO COMPANY'S ARTICLES OF INCORPORATION, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

SIGNATURE(S) ___________________________________ DATE_______________

SIGNATURE(S) ___________________________________ DATE_______________

NOTE: (This Proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                   OF RETIX
                      1998 ANNUAL MEETING OF SHAREHOLDERS


The undersigned shareholder of Retix, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated February 27, 1998, and hereby appoints James Brill, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 1998 Annual Meeting of Shareholders of Retix to be held on March 31, 1998 at 9:00 a.m., local time, at 21300 Victory Boulevard, Conference Room C, 1st floor, Woodland Hills, California 91367 and at any postponement or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

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